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                                                                      EXHIBIT 99

Press Release
FOR IMMEDIATE RELEASE
For more information, please contact:
Pat Meier
Pat Meier Associates P.R.
415.392.4200
patmeier@patmeier.com
or
Suzanne Lentz
415.391.4455 ext. 237
suzannelentz@burst.com

       INSTANT VIDEO TECHNOLOGIES, INC. (IVDO) ACQUIRES TIMESHIFT-TV INC.

                TIMESHIFT-TV TECHNOLOGY COMPLEMENTS BURSTWARE(R)

SAN FRANCISCO, CALIFORNIA, AUGUST 3, 1999: Instant Video Technologies (OTC:
IVDO) www.burst.com, today announced that it has acquired Delaware-based Timeshift-TV, Inc., developer of digital video technology that allows users to personalize their TV viewing experience by adding VCR functionality to live broadcasts.

This marks the first acquisition by Instant Video Technologies, enabling the company to add time-shifted, real-time broadcasting capabilities to its intellectual property assets. IVT currently holds patents relating to Faster-Than-Real-Time(TM) delivery of video and audio over networks--the technology underlying IVT's Burstware(R) software. It is IVT's intention to incorporate aspects of Timeshift-TV's intellectual property into upcoming releases of Burstware(R).

"Timeshift-TV's technology puts control over broadcast television scheduling in the hands of the viewer," said IVT Chairman and CEO, Richard Lang. "The technology dovetails well with IVT's Faster-Than-Real-Time video and audio burst technology by giving users full, VCR-like control in conjunction with IP network video delivery. We believe the combination of time-shift functionality and Burstware(R) software will also have particular relevance in set-top box implementations". According to Lang, Timeshift-TV's technology, which uses only digital recording media instead of tapes, provides "always-on" cyclical buffering that lets users choose a program already in progress and watch it from the beginning, while the show continues to be recorded. Viewers can pause and skip forward or backwards within a broadcast. Timeshift-TV can record several adjacent channels simultaneously or record a group of channels specially selected by the user.



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According to Lang, the technology underlying Timeshift-TV's intellectual property originated several years before the emergence of other digital TV technologies available today. "IVT intends to leverage important features that distinguish Timeshift-TV's technology from other digital VCR technologies to tap into new markets and applications," said Lang.

Timeshift-TV, Inc. was acquired in a stock-only transaction from Richard Lang, current Chairman and CEO of IVT, as well as other persons affiliated with IVT. Lang and the other parties were not employed by IVT at the time they formed Timeshift-TV. IVT's board of directors unanimously approved IVT's acquisition of Timeshift-TV. Timeshift-TV holds assets, including intellectual property, in the area of time-shifted real-time broadcasting, which IVT plans to integrate into its advanced video and audio delivery solutions. IVT also plans to license the Timeshift-TV intellectual property to other parties for various applications.

For more information on IVT or Burstware(R), visit the company's web site at http://www.burst.com.

Instant Video Technologies, Inc., headquartered in San Francisco, California is a leading developer of burst-mode video and audio delivery software for networks and content providers. IVT's Burstware(R) enables high-quality
Faster-Than-Real-Time(TM) delivery of full motion video and CD quality audio over networks of all types. BurstwareO is a trademark of Instant Video Technologies, Inc.

This news release contains forward-looking statements relating to the future performance of Instant Video Technologies, Inc. and the success of its products, and relating to the success of its relationship with Timeshift-TV Inc.. These forward-looking statements are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in IVT's filings with the Securities and Exchange Commission
(SEC).